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EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Martin Marietta Materials, Inc. Performance Sharing Plan, and the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees of our reports dated January 23, 1996, with respect to the consolidated financial statements of Martin Marietta Materials, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP
                                                     Ernst & Young LLP

October 28, 1996
Raleigh, North Carolina